Exhibit 99.1

PDS Biotechnology Completes Merger with Edge Therapeutics

Shares of Combined Company to Commence Trading on Nasdaq Capital Market under New Symbol “PDSB” on March 18, 2019

Princeton, NJ, March 18, 2019 - PDS Biotechnology Corporation (“PDS Biotechnology”), a clinical-stage immuno-oncology company pioneering the development of novel multifunctional immunotherapeutic products, today announced the closing of its merger with Edge Therapeutics, Inc. (“Edge”), following the approval of Edge stockholders on March 14, 2019. Following the merger, Edge will operate as “PDS Biotechnology Corporation” and the stock will trade on the Nasdaq Capital Market beginning on March 18, 2019 under the ticker symbol "PDSB."

In connection with the closing of the merger, Edge effected a 20-1 reverse split of its common stock. Shares of the combined company's common stock will begin trading on a split-adjusted basis under the new ticker symbol on the Nasdaq Capital Market on March 18, 2019. Immediately following the completion of the merger and the reverse stock split, the total number of issued and outstanding shares of the combined company’s common stock will be 5,348,174, with pre-merger PDS Biotechnology stockholders collectively owning approximately 70% of the issued and outstanding common stock of the combined company and pre-merger Edge stockholders owning approximately 30% of the issued and outstanding common stock of the combined company. The combined company’s cash and cash equivalents, following the closing of the merger, were approximately $25 million.

“With the merger complete, we are very excited about the future of PDS Biotechnology. Moving forward as a public company, we have assembled an experienced and accomplished leadership team to guide the company into the future. We also now have the ability to access the capital markets as we demonstrate the potential of the Versamune® platform to overcome some of the key obstacles facing immunotherapy, and progress our lead asset toward commercialization,” said Frank K. Bedu-Addo Ph.D., Chief Executive Officer of the combined company. “As we look ahead, we have some important milestones on the horizon. We expect to initiate two phase 2 human clinical studies and a potential registration trial for our lead asset, PDS0101, in the fourth quarter of 2019. These studies are expected to evaluate PDS0101 monotherapy for the treatment of high grade cervical dysplasia, and PDS0101 in combination with Keytruda® for the treatment of head and neck cancer.”

About PDS Biotechnology
PDS Biotechnology is a clinical stage immuno-oncology company with a growing pipeline of clinical-stage immunotherapies to treat various early-stage and late-stage cancers, including head and neck cancer, prostate cancer, breast cancer, cervical cancer, anal cancer, and other cancers.

PDS Biotechnology’s lead product candidate, PDS0101, is an off the shelf immunotherapeutic that is administered by subcutaneous injection. PDS0101 has demonstrated potent in-vivo induction of the critical phenotype of tumor-attacking killer (CD8) T-cells, and induction of memory T-cells, in a human Phase 1/2a clinical study. No dose-limiting toxicities were observed in that Phase 1/2a study, suggesting potential for a rare combination of potency and safety in the cancer-treating immunotherapeutic product class. Previous PDS0101 preclinical studies also demonstrated potent CD8 T-cell induction, as well as the ability to completely cure advanced HPV-positive tumors with low doses of the immunotherapy.

For additional information about PDS, please visit www.pdsbiotech.com.

About Versamune®
Versamune® is a proprietary, clinical stage, synthetic lipid-based immunotherapy platform. PDS’s pipeline of Versamune®-based products, which are all administered by subcutaneous injection, provides strong activation of type I interferon genes. The Versamune® mechanism of action also involves effective presentation of tumor antigens via the MHC Class I pathway. These two mechanisms together promote strong in-vivo induction of polyfunctional tumor-targeting CD8+ T-cells. This result, as well as a high degree of safety, was confirmed in the PDS0101 Phase 1/2a human clinical trial.

Versamune®-based immunotherapies have been demonstrated to alter the tumor micro-environment in preclinical mechanism of action studies, thus further enhancing the ability of Versamune®-induced T-cells to effectively kill tumor cells. Versamune® is now being applied to the development of multiple clinical-stage cancer products, including those intended to address both early and late-stage cancer indications as monotherapies, as well as combinations with other successful immuno-oncology approaches such as checkpoint inhibitors.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the combined company and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of the combined company, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ability of the combined company to integrate Edge and PDS Biotechnology following the merger, the ability of the combined company to protect its intellectual property rights; competitive responses to the completion of the merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger; the ability of the combined company to access capital markets, the timing for the combined company to initiate two clinical trials for its lead asset, PDS0101, and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Edge’s S-4 relating to the merger as well as its periodic reports filed with the SEC. Except as required by applicable law, the combined company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:
Lee Roth
The Ruth Group
Phone: +1-646-536-7012
Email: lroth@theruthgroup.com